Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and between

NCR VOYIX CORPORATION

and

NCR ATLEOS CORPORATION

Dated as of October 16, 2023

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Definitions	2

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1	Allocation of Tax Liabilities	8
2.2	Employment Taxes	8
2.3	Tax Refunds	9
2.4	Tax Benefits	9
2.5	Prior Agreements	9

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1	NCR’s Responsibility	10
3.2	ATMCo’s Responsibility	10
3.3	Certain ATMCo Separate Returns	10
3.4	Right To Review Tax Returns	10
3.5	Cooperation	10
3.6	Tax Reporting Practices	11
3.7	Reporting of the Transactions	11
3.8	Protective Section 336(e) Election	11
3.9	Payment of Taxes	12
3.10	Amended Returns and Carrybacks	12
3.11	Tax Attributes	12

ARTICLE IV

INTENDED TAX TREATMENT OF THE TRANSACTIONS

4.1	Representations and Warranties	13
4.2	Certain Restrictions Relating to the Intended Tax Treatment of the Transactions	14

i

ARTICLE V

INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	15
5.2	Indemnification Payments	16
5.3	Payment Mechanics	17
5.4	Treatment of Payments	17

ARTICLE VI

TAX CONTESTS

6.1	Notice	17
6.2	Joint Returns	18
6.3	Separate Returns	18
6.4	Obligation of Continued Notice	18
6.5	Tax Contest Cooperation Rights	18

ARTICLE VII

COOPERATION

7.1	General	19

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	20
8.2	Access to Tax Records	20

ARTICLE IX

DISPUTE RESOLUTION

9.1	Dispute Resolution	20

ARTICLE X

MISCELLANEOUS

10.1	Survival	21
10.2	Notices	21
10.3	Waiver	21
10.4	Modification or Amendment	22
10.5	No Assignment; Binding Effect	22
10.6	Termination	22

ii

10.7	Payment Terms	22
10.8	No Set-Off	22
10.9	No Circumvention	23
10.10	Subsidiaries	23
10.11	Third Party Beneficiaries	23
10.12	Titles and Headings	23
10.13	Exhibits and Schedules	23
10.14	Governing Law	23
10.15	Specific Performance	24
10.16	Severability	24
10.17	Construction	24
10.18	Authorization	24
10.19	No Duplication; No Double Recovery	24
10.20	No Reliance on Other Party	24
10.21	Complete Agreement	25
10.22	Counterparts	25

EXHIBIT(S)

Exhibit A	ATOB Entities

SCHEDULE(S)

Schedule 2.1(a)(iii)	Certain ATMCo Separate Returns
Schedule 3.7(iv)	Certain Tax Reporting

iii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of October 16, 2023, by and between NCR Voyix Corporation (f/k/a NCR Corporation), a Maryland corporation (“NCR”), and NCR Atleos Corporation, a Maryland corporation (“ATMCo”) (each a “Party” and together, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, NCR, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the ATMCo Business;

WHEREAS, the Board of Directors of NCR (the “NCR Board”) has determined that it is advisable and in the best interests of NCR to separate NCR into two separate, independent, publicly traded companies: (i) one comprising the ATMCo Business, which shall be owned and conducted directly or indirectly by ATMCo, all of the common stock of which is intended to be distributed to the holders of NCR Common Stock, and (ii) one comprising the NCR Business, which shall continue to be owned and conducted, directly or indirectly, by NCR, which will continue to be owned by the stockholders of NCR;

WHEREAS, in furtherance of the foregoing, the NCR Board has determined that it is advisable and in the best interests of NCR: (i) for NCR and its Subsidiaries to enter into a series of transactions whereby NCR and its Subsidiaries will be reorganized such that (A) NCR and/or one or more other members of the NCR Group will own all of the NCR Assets and assume (or retain) all of the NCR Liabilities, and (B) ATMCo and/or one or more other members of the ATMCo Group will own all of the ATMCo Assets and assume (or retain) all of the ATMCo Liabilities (the transactions referred to in clauses (A) and (B) being referred to herein as the “Separation”); and (ii) thereafter, to be effective at 5:00 p.m. New York City time on the Distribution Date, for NCR to distribute to the holders of issued and outstanding shares of NCR Common Stock as of 5:00 p.m. New York City time on the Record Date, on a pro rata basis and based on the distribution ratio determined by the NCR Board, all of the issued and outstanding shares of the ATMCo Common Stock (such transactions described in this clause (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of the Separation Agreement, the “Distribution”);

WHEREAS, concurrently with or following the Distribution, NCR may effect one or more Debt-for-Debt Exchanges;

WHEREAS, ATMCo has been formed for this purpose and has not engaged in activities except those in connection with the transactions contemplated by the Internal Reorganization Plan, the consummation of the transactions contemplated by the Separation Agreement and those activities necessary in connection with its standup as an independent company (including activities with respect to the ATMCo Financing Arrangements and the distribution of the ATMCo Common Stock);

WHEREAS, the Parties intend that the Contribution and the Distribution, together with certain related transactions, will generally qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355 and 361 of the Code;

WHEREAS, certain members of the NCR Group, on the one hand, and certain members of the ATMCo Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain federal, state, local, and foreign Tax purposes; and

WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (ii) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” shall have the meaning set forth in the preamble hereto.

“ATMCo” shall have the meaning set forth in the preamble hereto.

“ATMCo Capital Stock” shall mean all classes or series of capital stock of ATMCo, including (i) ATMCo Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as stock of ATMCo for U.S. federal income tax purposes.

“ATMCo Disqualifying Action” shall mean (i) any action (or failure to take any action) by any member of the ATMCo Group after the Distribution (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving ATMCo Capital Stock or the assets of any member of the ATMCo Group, or (iii) any breach by any member of the ATMCo Group after the Distribution of any representation, warranty, or covenant made by them in this Agreement, that, in each case, would adversely affect the Intended Tax Treatment; provided, however, that the term “ATMCo Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution.

“ATMCo Separate Return” shall mean any Tax Return of or including any member of the ATMCo Group (including any consolidated, combined, or unitary return) that does not include any member of the NCR Group.

“ATMCo Trade or Business” shall mean the business conducted by each of the ATOB Entities as of the applicable distribution date as listed on Exhibit A.

“ATOB Entities” shall mean the entities listed on Exhibit A.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall mean (i) the election by NCR Atleos, LLC, a Delaware limited liability company, to be treated as an association taxable as a corporation for U.S. federal income tax purposes as of September 27, 2023, prior to its conversion to ATMCo on October 10, 2023 and (ii) the contribution by NCR of the ATMCo Assets to ATMCo or its predecessor (i.e., NCR Atleos, LLC) (as applicable) in exchange for ATMCo Common Stock, the Debt Proceeds Distribution, the Debt-for-Debt Indebtedness and the assumption of the ATMCo Liabilities.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Distribution” shall have the meaning set forth in the preamble hereto.

“Employment Tax” shall mean those Liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” shall mean either the NCR Group or the ATMCo Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Intended Tax Treatment” shall mean (i) the qualification of the Contribution, any Debt-for-Debt Exchange, and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code, (ii) the qualification of the Distribution as a transaction in which the ATMCo Common Stock distributed to holders of NCR Common Stock is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and in which the Debt-for-Debt Indebtedness are “securities” within the meaning of Section 361(a) of the Code, (iii) the nonrecognition of income, gain, or loss by NCR, ATMCo, and holders of NCR Common Stock on the receipt of the ATMCo Common Stock in the Distribution under Sections 355, 361, and 1032 of the Code (except with respect to any cash received by such holders in lieu of fractional ATMCo Common Stock), other than, in the case of NCR and ATMCo, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (iv) each Internal Distribution as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code.

“Internal Distribution” shall mean any transaction (or series of transactions) effected as part of the Transactions (other than the Contribution and the Distribution) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Materials.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency, including, but not limited to, its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income tax ruling issued to NCR by the IRS in connection with the Transactions.

“IRS Ruling Request” shall mean the letter filed by NCR with the IRS requesting a ruling regarding certain U.S. federal income tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the NCR Group together with one or more members of the ATMCo Group.

“NCR” shall have the meaning set forth in the preamble hereto.

“NCR Affiliated Group” shall mean the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which NCR is the common parent.

“NCR Board” shall have the meaning set forth in the preamble hereto.

“NCR Separate Return” shall mean any Tax Return of or including any member of the NCR Group (including any consolidated, combined, or unitary return) that does not include any member of the ATMCo Group.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall mean, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or Section 3.2, as applicable.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by ATMCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which ATMCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from ATMCo (or any successor thereto) and/or one or more holders of ATMCo Capital Stock, respectively, any amount of ATMCo Capital Stock, that would, when combined with any other direct or indirect changes in ownership of ATMCo Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of ATMCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of ATMCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by ATMCo of a shareholder rights plan, or (ii) issuances by ATMCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall mean, with respect to a Tax Return, the Party that is not the Preparing Party.

“Separate Return” shall mean an NCR Separate Return or an ATMCo Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the preamble hereto.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Taxes” shall mean those Taxes triggered by, or arising or otherwise incurred as a result of, the Transactions, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement and (ii) any Tax attributable to any action set out in Section 4.2.

“Straddle Period” shall mean any taxable period that begins on or before, and ends after, the Distribution Date.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any federal, state, local, or foreign governmental entity or political subdivision thereof, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, and including any interest, penalties, charges, or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary, or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of law, or otherwise.

“Tax Advisor” shall mean a tax counsel or accountant of recognized national standing.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, and any other losses, deductions, credits, or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by NCR and ATMCo to Skadden, Arps, Slate, Meagher & Flom LLP or Ernst & Young, LLP, or any other law or accounting firm in connection with the Tax Opinions delivered or deliverable to NCR in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Opinions” shall mean the written opinions delivered or deliverable to NCR by Skadden, Arps, Slate, Meagher & Flom LLP and Ernst & Young, LLP, or any other law or accounting firm regarding the tax consequences of the Transactions.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean, with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes, and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amounts paid by NCR (or any of its Affiliates) or ATMCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Transactions to qualify for the Intended Tax Treatment.

“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission, or entity thereof having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Transactions” shall mean the Separation, the Distribution, any other transaction described in the Internal Reorganization Plan, and any related transactions.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to NCR and on which NCR may rely to the effect that a transaction will not affect the Intended Tax Treatment. Any such opinion must assume that the Transactions would have qualified for Intended Tax Treatment if the transaction in question did not occur.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Allocation of Tax Liabilities.

(a) NCR shall pay and be responsible for:

(i) any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination),

(ii) any and all Taxes due with respect to or required to be reported on any NCR Separate Return (including any increase in such Tax as a result of a Final Determination),

(iii) any and all Taxes due with respect to or required to be reported on any ATMCo Separate Return for a taxable period ending on or before the Distribution Date (taking into account Section 3.3) with respect to a jurisdiction identified on Schedule 2.1(a)(iii) (including any increase in such Tax as a result of a Final Determination), and

(iv) any and all Separation Taxes imposed on or with respect to the Transactions for which a member of the NCR Group has primary liability under applicable Law.

(b) ATMCo shall pay and be responsible for:

(i) except as provided in Section 2.1(a)(iii), any and all Taxes due with respect to or required to be reported on any ATMCo Separate Return (including any increase in such Tax as a result of a Final Determination), and

(ii) except as provided in Section 2.1(a)(iv), any and all Separation Taxes imposed on or with respect to the Transactions.

2.2 Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement. This Agreement shall not apply to Employment Taxes.

2.3 Tax Refunds.

(a) NCR shall be entitled to all Refunds related to Taxes the liability for which is allocated to NCR pursuant to this Agreement. ATMCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to ATMCo pursuant to this Agreement.

(b) ATMCo shall pay to NCR any Refund received by ATMCo or any member of the ATMCo Group that is allocable to NCR pursuant to this Section 2.3 no later than thirty (30) days after the receipt of such Refund. NCR shall pay to ATMCo any Refund received by NCR or any member of the NCR Group that is allocable to ATMCo pursuant to this Section 2.3 no later than thirty (30) days after the receipt of such Refund.

(c) For purposes of this Section 2.3, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.3 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.3 and an appropriate adjusting payment shall be made.

2.4 Tax Benefits. If NCR determines, in its discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law, and (ii) the other Party is entitled to a deduction, credit, or other Tax benefit in respect of such Tax, then the Party entitled to such deduction, credit, or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax benefit realized in cash arising from such deduction, credit, or other Tax benefit, no later than thirty (30) days after such Tax benefit is realized. To the extent that the amount of any Tax benefit in respect of which a payment was made under this Section 2.4 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.

2.5 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the NCR Group and any member of the ATMCo Group shall be terminated with respect to the NCR Group and the ATMCo Group as of the Distribution Date. No member of the ATMCo Group or the NCR Group shall have any continuing rights or obligations to any member of the other Group under any such agreement, and this Agreement shall be the sole Tax sharing agreement between the members of the NCR Group, on the one hand, and the members of the ATMCo Group, on the other hand. Each Party shall, after the Distribution, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 NCR’s Responsibility. NCR shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) (a) all Joint Returns, (b) all NCR Separate Returns and (c) all ATMCo Separate Returns with respect to income Taxes for each jurisdiction identified on Schedule 2.1(a)(iii) and for taxable periods ending on or before the Distribution Date (taking into account Section 3.3).

3.2 ATMCo’s Responsibility. ATMCo shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all ATMCo Separate Returns (other than ATMCo Separate Returns described in Section 3.1(c)).

3.3 Certain ATMCo Separate Returns. The Parties agree that, with respect to income Taxes for each jurisdiction identified on Schedule 2.1(a)(iii), there shall be one ATMCo Separate Return filed for the taxable period that ends on the Distribution Date (and the books and records of the applicable entity shall be closed as of such date for purposes of such Tax Return), and another ATMCo Separate Return filed for the taxable period that begins the day after the Distribution Date.

3.4 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return (i) directly relate to matters for which the Reviewing Party may have an indemnification obligation to the Preparing Party, or that may give rise to a refund to which the Reviewing Party would be entitled under this Agreement or (ii) would reasonably be expected to materially affect the Tax position of the Reviewing Party, the Preparing Party shall provide a draft of such Tax Return (or the relevant portion thereof) to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return (taking into account any applicable extensions), and shall use commercially reasonable efforts to modify such Tax Return before filing to include the Reviewing Party’s reasonable comments; provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. The Parties shall attempt in good faith to resolve any issues arising out of the review of any such portion of a Tax Return.

3.5 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, NCR shall not be required to disclose to ATMCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the NCR Group is the common parent or any information related to such a Joint Return other than information relating solely to the ATMCo Group. If an amended Separate Return for which ATMCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

3.6 Tax Reporting Practices. Except as provided in Section 3.7 or pursuant to a Final Determination, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which ATMCo is the Responsible Party, such Tax Return shall be prepared in a manner (a) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by ATMCo; and (b) that, to the extent consistent with clause (a), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. ATMCo shall not take any action inconsistent with the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, ATMCo (i) shall not be permitted, and shall not permit any member of the ATMCo Group, without NCR’s prior written consent, to make a change in any of its methods of accounting for Tax purposes for any taxable period that begins on or before the second anniversary of the Distribution Date, and (ii) shall notify NCR of, and consider in good faith any reasonable comments provided by NCR regarding, any such change in method of accounting for any taxable period that begins after the second anniversary of the Distribution Date and on or before the fourth anniversary of the Distribution Date. Such notification and consideration described in clause (ii) of the preceding sentence shall occur prior to the making of any such change in method of accounting.

3.7 Reporting of the Transactions. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the Tax Materials, (ii) the Intended Tax Treatment, (iii) the treatment of payments between the NCR Group and the ATMCo Group as set forth in Section 5.4, or (iv) Schedule 3.7(iv).

3.8 Protective Section 336(e) Election. NCR shall determine, in its sole and absolute discretion, whether to make a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with the Distribution with respect to ATMCo and each other member of the ATMCo Group that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). If NCR determines that a Section 336(e) Election would be beneficial:

(a) NCR, ATMCo, and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Section 336(e) Election;

(b) if the Distribution fails to qualify (in whole or in part) for the Intended Tax Treatment and ATMCo or any member of the ATMCo Group realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), then the cash Tax savings realized by ATMCo and each member of the ATMCo Group as a result of the Section 336(e) Tax Basis shall be shared between NCR and ATMCo in the same proportion as the Taxes giving rise to the Section 336(e) Tax Basis were borne by NCR and ATMCo (after giving effect to the indemnification obligations in this Agreement); and

(c) to the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination.

3.9 Payment of Taxes. With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

3.10 Amended Returns and Carrybacks.

(a) ATMCo shall not, and shall not permit any member of the ATMCo Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of NCR, such consent to be exercised in NCR’s sole and absolute discretion.

(b) ATMCo shall, and shall cause each member of the ATMCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(c) ATMCo shall not, and shall cause each member of the ATMCo Group not to, without the prior written consent of NCR, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in NCR’s sole and absolute discretion.

(d) Receipt of consent by ATMCo or a member of the ATMCo Group from NCR pursuant to the provisions of this Section 3.10 shall not limit or modify ATMCo’s continuing indemnification obligation pursuant to Article V.

3.11 Tax Attributes. Upon written request by ATMCo, NCR shall in good faith advise ATMCo in writing of the amount (if any) of any Tax Attributes which NCR determines, in its sole and absolute discretion, shall be allocated or apportioned to any member of the ATMCo Group under applicable Tax Law. ATMCo and all members of the ATMCo Group shall prepare all Tax Returns in accordance with such written notice. ATMCo agrees that it shall not dispute any determination of Tax Attributes made by NCR pursuant to this Section 3.11. Nothing in this Agreement shall require NCR to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “E&P studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

ARTICLE IV

INTENDED TAX TREATMENT OF THE TRANSACTIONS

4.1 Representations and Warranties.

(a) NCR, on behalf of itself and all other members of the NCR Group, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request, the Tax Opinions, the Tax Certificates, the Internal Reorganization Plan, and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the rendering of the Tax Opinions, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to NCR or any member of the NCR Group or the NCR Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. NCR, on behalf of itself and all other members of the NCR Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to NCR, any member of the NCR Group, or the NCR Business.

(b) ATMCo, on behalf of itself and all other members of the ATMCo Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to ATMCo or any member of the ATMCo Group or the ATMCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. ATMCo, on behalf of itself and all other members of the ATMCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to ATMCo, any member of the ATMCo Group, or the ATMCo Business.

(c) Each of NCR, on behalf of itself and all other members of the NCR Group, and ATMCo, on behalf of itself and all other members of the ATMCo Group, represents and warrants that it knows of no fact or circumstance (after due inquiry) that may cause the Transactions to fail to qualify for the Intended Tax Treatment.

(d) Each of NCR on behalf of itself and all other members of the NCR Group, and ATMCo, on behalf of itself and all other members of the ATMCo Group, represents and warrants that it has no plan or intention to take, fail to take, or cause or permit to be taken any action which is inconsistent with any of the statements or representations made or set forth in the Tax Materials.

(e) Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

4.2 Certain Restrictions Relating to the Intended Tax Treatment of the Transactions.

(a) ATMCo, on behalf of itself and all other members of the ATMCo Group, hereby covenants and agrees that no member of the ATMCo Group will take, fail to take, or cause or permit to be taken (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in the Tax Materials, or (ii) any action where such action or failure to act constitutes an ATMCo Disqualifying Action.

(b) During the Restricted Period, ATMCo:

(i) shall continue, and cause to be continued, the active conduct of each ATMCo Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code;

(ii) shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes);

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent ATMCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any ATMCo stock, or rights to acquire ATMCo stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of ATMCo Capital Stock (including through the conversion of any class of ATMCo Capital Stock into another class of ATMCo Capital Stock), (4) merge or consolidate with any other Person (or cause or permit any Affiliate of ATMCo that was a party to an Internal Distribution to merge or consolidate with any other Person), or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of ATMCo Capital Stock pertinent for purposes of Section 355(e) of the Code, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty percent (40%) or greater interest in ATMCo (or in any Affiliate of ATMCo that was a party to an Internal Distribution) or otherwise jeopardize the Intended Tax Treatment; and

(iv) shall not, and shall not cause or permit any member of the ATMCo Group to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer, or disposition) assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the gross assets of any ATMCo Trade or Business or more than twenty percent (20%) of the consolidated gross assets of ATMCo or the ATMCo Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (4) any mandatory or optional repayment (or prepayment) of any indebtedness of ATMCo or any member of the ATMCo Group. The percentages of gross assets or consolidated gross assets of ATMCo or the ATMCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of ATMCo and the members of the ATMCo Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of ATMCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of ATMCo shall constitute a disposition of all of the assets of ATMCo or such Subsidiary.

(c) ATMCo shall not, and shall not cause or permit any member of the ATMCo Group to, directly or indirectly, (1) pre-pay, pay down, redeem, retire or otherwise acquire, however effected including pursuant to the terms thereof, any of the Debt-for-Debt Indebtedness prior to their stated maturity, excluding, for these purposes, any Debt-for-Debt Exchange, or (2) take or permit to be taken any action at any time, including any modification to the terms of the Debt-for-Debt Indebtedness that could jeopardize, directly or indirectly, the qualification, in whole or in part, of any of the Debt-for-Debt Indebtedness as “securities” within the meaning of Section 361(a) of the Code.

(d) Notwithstanding the restrictions imposed by Section 4.2(b) and Section 4.2(c), ATMCo or a member of the ATMCo Group may take any of the actions or transactions described therein if ATMCo either (i) obtains an Unqualified Tax Opinion in form and substance satisfactory to NCR in its sole and absolute discretion, or (ii) obtains the prior written consent of NCR waiving the requirement that ATMCo obtain an Unqualified Tax Opinion, such waiver to be provided in NCR’s sole and absolute discretion. NCR’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and, for the avoidance of doubt, NCR may determine that no opinion would be acceptable to NCR). ATMCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse NCR for all reasonable out-of-pocket expenses (including fees of external legal counsel and external Tax Advisors) that NCR or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor NCR’s waiver of ATMCo’s obligation to deliver an Unqualified Tax Opinion shall limit or modify ATMCo’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations. Notwithstanding anything to the contrary in this Agreement:

(a) NCR shall indemnify and hold harmless ATMCo from and against, and will reimburse ATMCo for:

(i) all liability for Taxes allocated to NCR pursuant to Article II (other than liabilities described in Section 5.1(b)(ii) and/or 5.1(b)(iii));

(ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the NCR Group pursuant to this Agreement; and

(iii) any other amounts NCR is required to pay to ATMCo pursuant to the terms of this Agreement.

(b) Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder, ATMCo shall indemnify and hold harmless NCR from and against, and will reimburse NCR for:

(i) all liability for Taxes allocated to ATMCo pursuant to Article II;

(ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the ATMCo Group pursuant to this Agreement;

(iii) any Taxes and Tax-Related Losses attributable to an ATMCo Disqualifying Action; and

(iv) any other amounts ATMCo is required to pay to NCR pursuant to the terms of this Agreement.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a)(ii) (on the one hand) and Section 5.1(b)(ii) or (iii) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by NCR and ATMCo according to relative fault as determined by NCR in its good faith discretion.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than thirty (30) days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than thirty (30) days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by NCR directly to ATMCo and by ATMCo directly to NCR; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the NCR Group, on the one hand, may make such indemnification payment to any member of the ATMCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law, as either (i) a non-taxable contribution by NCR to ATMCo, or (ii) a distribution by ATMCo to NCR, in each case, made immediately prior to the Distribution. Notwithstanding the foregoing, NCR shall notify ATMCo if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

6.2 Joint Returns. In the case of any Tax Contest with respect to any Joint Return, NCR shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest, subject to Sections 6.1 and 6.5.

6.3 Separate Returns. In the case of any Tax Contest with respect to a Separate Return, the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided that, in the case of any such Tax Contest that relates both to Taxes for which NCR has liability pursuant to Section 2.1(a)(iii), and to Taxes for which ATMCo has liability pursuant to Section 2.1(b)(i), NCR shall be the Controlling Party and ATMCo shall be the Non-Controlling Party (with the rights set forth in Sections 6.1 and 6.5).

6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Tax Contest Cooperation Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement, (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Taxing Authority, (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest, (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest, and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (in each case, subject to Section 3.5);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information in connection with the filing of any Tax Returns of either Party or any member of either Party’s Group.

(b) Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof), and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the NCR Group or the ATMCo Group for any Pre-Distribution Period or Straddle Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the NCR Group proposes to destroy any Tax Records, NCR shall first notify ATMCo in writing, and the ATMCo Group shall be entitled to receive, at the cost and expense of the ATMCo Group, such records or documents proposed to be destroyed. At any time after the Distribution Date when the ATMCo Group proposes to destroy any Tax Records, ATMCo shall first notify NCR in writing, and the NCR Group shall be entitled to receive, at the cost and expense of the NCR Group, such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. Subject to Section 3.5, the Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession. Each of the Parties shall permit the other Party and its Affiliates, authorized agents, and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement and subject to any security procedures reasonably required by the Party giving access to protect its information technology systems. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Dispute Resolution. Any dispute between the Parties as to any matter covered by this Agreement shall be resolved pursuant to the procedures set forth in Article VIII of the Separation Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Survival. Except as otherwise contemplated by this Agreement, all representations, covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

10.2 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.2 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.2 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address for such party set forth below (or at such other address for a party as shall be specified from time to time in a notice given in accordance with this Section 10.2):

If to NCR:

NCR Voyix Corporation

864 Spring St NW

Atlanta, GA 30308

Attn: General Counsel

kelli.sterrett@ncr.com

If to ATMCo:

NCR Atleos Corporation

864 Spring St NW

Atlanta, GA 30308

Attn: General Counsel

ricardo.nunez@ncratleos.com

10.3 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4 Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

10.5 No Assignment; Binding Effect. No Party to this Agreement may assign or delegate, either directly or indirectly by merger or consolidation, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which such Party may withhold in its absolute discretion, and any attempt to do so shall be ineffective and void ab initio, except that (w) a Party shall (and therefore is also permitted to) assign this Agreement and any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which it is a constituent party but not the surviving entity or the sale of all or substantially all of its Assets, and the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Person by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto; (x) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate; and (y) each Party may assign any of its obligations hereunder to an Affiliate so long as such Affiliate executes a writing in form reasonably satisfactory to the other Party agreeing to be bound by the terms of this Agreement as if named as a Party hereto; provided, however, that, in the case of clauses (w), (x) and (y) such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to in writing by the non-assigning Party. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

10.6 Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of NCR without the approval of ATMCo or the stockholders of NCR. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

10.7 Payment Terms. Except as expressly provided in this Agreement, any amount payable pursuant to this Agreement by one party (or any member of such party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation (or reasonable explanation if such documentation would be unreasonable to produce or procure) setting forth the basis for the amount payable.

10.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of any Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any other Ancillary Agreement or the Separation Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any other Ancillary Agreement or the Separation Agreement.

10.9 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article V).

10.10 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. This Agreement is being entered into by NCR and ATMCo on behalf of themselves and the members of their respective groups (the NCR Group and the ATMCo Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

10.11 Third Party Beneficiaries. This Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

10.12 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.13 Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the NCR Group or the ATMCo Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the NCR Group or the ATMCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

10.14 Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Maryland, irrespective of the choice of law principles of the State of Maryland, including, without limitation, Maryland laws relating to applicable statutes of limitations and burdens of proof and available remedies.

10.15 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity.

10.16 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

10.17 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

10.18 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

10.19 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Article V).

10.20 No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. The Parties hereto are not relying upon any representations or statements, whether written or oral, made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

10.21 Complete Agreement. This Agreement, including the exhibits and schedules attached hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Except as otherwise expressly provided in the Separation Agreement, in the event of any conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any other Ancillary Agreement, the provisions of this Agreement shall prevail over the Separation Agreement or any other Ancillary Agreement as to matters specifically addressed in this Agreement.

10.22 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

NCR VOYIX CORPORATION

By:	/s/ Michael D. Hayford
Name:	Michael D. Hayford
Title:	Chief Executive Officer

NCR ATLEOS CORPORATION

By:	/s/ Timothy C. Oliver
Name:	Timothy C. Oliver
Title:	President